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                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
TCI Satellite Entertainment, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of TCI Satellite Entertainment, Inc. of our report, dated March 29, 2000, relating to the consolidated balance sheets of TCI Satellite Entertainment, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of TCI Satellite Entertainment, Inc.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 24, 2000